Date: October 19, 2012

To:

The Board of Directors

On Track Innovations Ltd.

ZHR Industrial Zone

P.O. Box 32

Rosh Pina, 12000

Israel

Via: Email and FedEx

Dear Members of the Board,

Re: General Meeting of Shareholders of On Track Innovations Ltd. (the "**Company**")

I, the undersigned, being a shareholder of the Company, holding 3,063,916 ordinary shares of the Company, which constitute approximately 9.84% of the company's outstanding shares, (a proof of ownership is hereby enclosed), hereby address you in the following matters.

According to my review of the Company's filings with the U.S. Securities & Exchange Commission (the "**SEC**"), the Company has filed with the SEC on October 4, 2012 a notice of an annual general meeting, which is scheduled to be held on November 9, 2012, the agenda of which includes, *inter alia*, the appointment of Dr. Ora Setter to serve as an external director of the Company (the "**AGM**").

As I am sure you are well aware, Section 240(b) of the Israeli Companies Law 5759-1999 (the "**Companies Law**") prohibits a person, who has or has had, in the two years prior to its appointment as an external director in the company, any connection with the company. The definition of the term "connection" includes the service as an office holder in the company. Accordingly – and since Dr. Setter served as an office holder in the Company until August 2012 (at which time her previous tenure as an external director in the Company has expired), she is not eligible to serve as an external director in the Company at this time.

Moreover, since Dr. Setter is clearly not eligible to serve as an external director in the Company, and given that all of the directors serving in the board of directors of the Company are male, and that Section 239(d) of the Companies Law provides that if at any time an external director is appointed by the company, all of the directors in the company are of one gender – the external director that is being appointed must be of the other gender, the other two nominees to serve as external directors in the Company cannot be elected to serve as external directors in the Company at this time.

Therefore, and in accordance with sections 63 and 66 of the Companies Law, you are hereby requested to immediately cancel the AGM and in its stead, to convene as soon as possible and no later than 21 days following the date hereof, an Annual and Extraordinary General Meeting, or at least cancel items 2-4 of the agenda (the appointment of external directors) and convene an extraordinary meeting as soon as possible and no later than 21 days following the date hereof.

The new general meeting of the shareholders of the Company (whether annual and extraordinary meeting or an extraordinary meeting, as specified above) (the **"Meeting"**) shall be held as soon as possible but by no later than December 15, 2012.

I hereby request that you include the following issues in the agenda for the Meeting:

1. The amendment of the Company's Articles of Association to include the following provisions:
    1.1 The size of the Board of Directors shall not consist at any time of more than eleven (11) directors.
    1.2 All board meetings of the Company shall be conducted in the English Language and all relevant materials and information which need be reviewed by the board of directors shall be prepared in English or translated to English sufficiently prior to each board meeting.
    1.3 During any calendar year at least three of the Company's board meetings and the Company's general meeting of shareholders shall be held in the United States.
2. The removal of Mr. Eli Akavia, Mr. David P. Stone and Mr. Mark Green from their positions as directors.
3. The election of eight directors, as follows:
    3.1 Two external directors, Eileen Segall and Jeffrey E. Eberwein, whose curriculum vitae and declarations are attached to this letter as Appendix B.

    3.2 Six directors, Charles M. Gillman, Dilip Singh, Richard Kenneth Coleman, Jr., Mark Stolper, A. John Knapp, and Dimitrios Angelis for election as directors in the Company's Board of Directors, whose curriculum vitae and declarations are attached to this letter as Appendix B1.

If, and to the extent that the shareholders of the Company do not adopt the resolution to amend the Articles of association as required in Section 1.1 above, the following two nominees shall not be appointed as directors in the company: Mark Stolper and A. John Knapp.

Please promptly advise the undersigned of the proposed date of the Meeting.

Sincerely,

Jerry L. Ivy, Jr.

Cc: Mark R. Beatty, Esq.